Exhibit 99.1

News Release

2 North Riverside Plaza, Suite 1300 • Chicago IL 60606 • 800-458-2235 • www.FreightCarAmerica.com

For release: January 10, 2013                             Contact: Ed Whalen, FreightCar America, 800-458-2235

FreightCar America, Inc. Announces Election of

William D. Gehl as Chairman of its Board of Directors

CHICAGO, IL, January 10, 2013 – FreightCar America, Inc. (NASDAQ: RAIL) today announced that its Board of Directors has elected William D. Gehl as non-executive Chairman of the Board, effective immediately. Mr. Gehl joined the Company’s Board in May 2007. Until his retirement from Gehl Company in 2009, Mr. Gehl served as Chairman, President and Chief Executive Officer of that company beginning in 1995, President and Chief Executive Officer beginning in 1992, and a director beginning in 1987.

Thomas M. Fitzpatrick, who served as FreightCar America’s non-executive Chairman of the Board since March 2007, continues as a director of the Company. Mr. Fitzpatrick said today, “It is my pleasure to transition the chairmanship to Bill Gehl, who already has a track record of thoughtful service as a director of FreightCar America.”

Mr. Gehl noted, “I am honored to assume the Chairman role and I look forward to working with management and the Board as we continue to pursue our corporate growth strategy. On behalf of the Board and the Company, I would like to thank Tom for his dedicated stewardship over the past five years as Chairman.”

Mr. Fitzpatrick is stepping down from the Chairman position to dedicate more time to his various business interests outside of FreightCar America.

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FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. It supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance and repairs through its FreightCar Rail Services, LLC subsidiary. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Clinton, Indiana; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; Lakewood, Colorado; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

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